UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2012

REACHLOCAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (818) 274-0260

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 1, 2012, ReachLocal, Inc. (the “Company”) publicly disseminated a press release announcing financial results for the third quarter ended September 30, 2012.

The foregoing description is qualified in its entirety by reference to the Company’s press release, dated November 1, 2012, a copy of which is attached hereto as Exhibit 99.01 and incorporated herein by reference.  Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company recently completed a management realignment that also included additions to the Company’s management organization previously announced during 2012. As part of this realignment, on October 31, 2012, the Board of Directors of the Company approved the expansion of the Board to seven members and appointed Nathan Hanks, the Company’s President, to fill the vacancy created thereby. Because he is an employee of the Company, Mr. Hanks will not receive any compensation for his service as a director of the Company.

Additionally, on November 1, 2012, the Company entered into an agreement (the “Transition Agreement”) with Michael Kline, the Company’s Chief Strategy Officer and President of Local Commerce, and one of the Company’s founders, in connection with his resignation from his position effective as of June 30, 2013. Following the termination of his employment with the Company, Mr. Kline will serve as a consultant to the Company through December 31, 2013 to assist with the transition of his responsibilities.

Under the Transition Agreement, Mr. Kline will continue his employment with the Company in his current position through June 30, 2013, on the same terms and conditions as prior to entering into the Transition Agreement. He will be eligible to be paid a bonus targeted at $168,625 in respect of his employment during 2013, in accordance with the terms applicable to the bonuses for the Company’s senior management for 2013. If Mr. Kline’s employment is terminated by the Company without “cause” prior to July 1, 2013 then, in addition to any amounts to which he may become entitled under the Company’s Amended and Restated Change in Control Severance Policy for Senior Management, Mr. Kline will be eligible to receive his 2012 and 2013 bonuses.

In connection with his consulting services under the Transition Agreement, Mr. Kline will receive a monthly consulting fee from July 1, 2013 through December 31, 2013, Company-paid COBRA coverage for himself and his eligible dependents through December 31, 2013, and continued vesting of his currently outstanding stock options and shares of restricted stock through such date. The monthly consulting fee will equal $27,750, but if Mr. Kline’s employment is terminated without cause prior to December 31, 2013, the monthly consulting fee will be increased to compensate Mr. Kline for the loss of base pay during that period.

In the event that (1) the Company terminates Mr. Kline’s consulting services without cause prior to or on December 31, 2013, (2) Mr. Kline renders the consulting services through December 31, 2013, to the satisfaction of the Company’s Compensation Committee, or (3) a “change in control” of the Company occurs during the consulting period, then Mr. Kline will receive immediate acceleration of his outstanding equity awards to the extent such awards would have vested had he remained in service with the Company through December 31, 2014. In addition, under the Transition Agreement, if Mr. Kline’s consulting services are terminated by the Company without cause prior to December 31, 2013, he will be entitled to receive a lump sum payment equal to his aggregate unpaid consulting fees and continued Company-paid COBRA coverage through December 31, 2013.

The foregoing is not a complete description of the terms and conditions of the Transition Agreement and is qualified in its entirety by reference to the Transition Agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 9.01         Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description of Exhibit
99.01	Press Release dated November 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2012	REACHLOCAL, INC.

	By:	/s/ Zorik Gordon
	Name:	Zorik Gordon
	Title:	Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
99.01	Press Release dated November 1, 2012